For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Fern Lazar
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	flazar@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Third Quarter 2005

Financial Results

Q3 Net Revenues Up 57% versus 2004 to a Testim® Record $11.2 million

Malvern, PA (November 8, 2005) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today reported financial results for the quarter ended September 30, 2005. For the third quarter of 2005, Testim® net revenues increased by 57% to $11.2 million, compared to $7.2 million for the third quarter of 2004. For the first nine months of 2005, Testim net revenues totaled $29.9 million, a 54% increase over the $19.4 million reported for the first nine months of 2004.

“Testim sales continue to grow and through September 30, 2005 we gained 87% of the incremental total prescriptions in the growing gel segment of the testosterone replacement marketplace,” stated Ms. Gerri Henwood, Chief Executive Officer of Auxilium. “For the first nine months of 2005, total Testim prescriptions grew by 47,500 (43.4%) over the comparable period of 2004, as compared to the category leader’s reported prescription growth of only 7,400 (0.7%). We believe this reflects strong physician and patient acceptance that Testim provides better patient outcomes.”

Third Quarter 2005 Highlights:

•	Testim quarterly net revenues reached $11.2 million and increased by 57% over the comparable period in 2004 and 14% over second quarter 2005 net revenues.

•	Testim’s market share increased again and for the month of September 2005 represented 14.8% of total prescriptions for testosterone gels. At September 30, 2004, Testim’s market share of total prescriptions for testosterone gels was 10.7%.

•

In August 2005, Auxilium announced results from a Phase II proof-of-principle study for the first application of its testosterone replacement product candidate using its licensed transmucosal film technology. Data showed that the transmucosal film increased serum testosterone levels in hypogonadal men. Furthermore, the data indicated that it was well tolerated and 97% of patients in the study rated the dosage form as desirable or acceptable.

•	In August 2005, Auxilium signed an agreement with Cobra Biologics Ltd. for the further development of the manufacturing process, scale up and manufacture of clinical supplies for AA4500 for both Peyronie’s and Dupuytren’s Diseases.

•	In September 2005, the Company signed a renewal of its manufacturing agreement with DPT Laboratories, Ltd. which, among other things, extends the duration of the manufacturing agreement for the supply of Testim through December 31, 2010. The agreement also requires DPT to qualify a secondary site for the production of Testim.

Event since quarter end

In its recent meeting with FDA, Auxilium reviewed its development plan as well as the proposed plan for the Phase III trial for its testosterone replacement product candidate using its licensed transmucosal film technology. The Company expects an ongoing dialogue with FDA on this topic. Auxilium believes that it will enter into a Phase III trial for this product candidate sometime in the first half of 2006.

Third Quarter Financial Detail

Net revenues for the quarter ended September 30, 2005 were $11.2 million, an increase of 57% over the comparable period of 2004. Included in net revenues for the quarter is $0.4 million of revenues related to Auxilium’s 2004 agreement with Ipsen Farmaceutica B.V., which relates to up-front and milestone payments that were previously classified as “deferred revenue, long term”.

For the quarter ended September 30, 2005, Auxilium reported a net loss applicable to common stockholders of $(7.1) million, compared to a net loss applicable to common stockholders of $(7.5) million for the comparable period in 2004. The basic and diluted net loss per common share was $(0.24) in the third quarter 2005, compared with $(0.51) in the third quarter of 2004. Pro forma basic and diluted net loss per common share was $(0.39) for the quarter ended September 30, 2004. This pro forma amount assumes conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

Gross margin on net sales was 70.8% for the quarter ended September 30, 2005 compared to 72.3% for the quarter ended September 30, 2004. Gross margin would have been 70.3% for the quarter ended September 30, 2004 if a key raw material had not been written-off in 2002 as a research and development expense.

Research & development costs for the quarter ended September 30, 2005 were $4.5 million compared with $4.9 million in the comparable year-ago period. The decline reflects lower in-licensing fees, partially offset by an increase in spending on various product candidates, particularly manufacturing scale up for AA4500, ongoing investment in developing the licensed transmucosal film technology and Testim phase IV clinical studies in hypogonadal men with type II diabetes.

Selling, General & Administrative expenses totaled $10.7 million for the quarter ended September 30, 2005 compared with $7.8 million for the year-ago quarter. The increase in Selling, General & Administrative expenses was primarily due to increased selling and marketing expenses associated with an increase in the Company’s sales force compared to the third quarter of 2004 and higher marketing costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals. Administrative expenses increased minimally year over year.

As part of the June 30, 2005 private placement the Company recorded a liability for the fair value of warrants to purchase approximately 2.1 million shares of common stock equal to $6.2 million, which was calculated using a Black-Scholes valuation model. The fair value of the financing-related liability is recalculated at each balance sheet date, with the non-cash change in the fair value reported in the consolidated statement of operations as “other income (expense), net.” At September 30, 2005, the fair value of the financing-related liability was $6.4 million and the non-cash change in the fair value was $0.2 million for the quarter ended September 30, 2005. This amount was charged to “other income (expense), net” in the quarter ended September 30, 2005. There was no comparable expense in the quarter ended September 30, 2004.

In future reporting periods, the Company will be required to recalculate the fair value of this liability and, to the extent that the liability increases or decreases, the Company will recognize income or expense equal to the amount of the change under the caption “other income (expense), net”. It is possible that the value of the liability may fluctuate significantly in the future.

At September 30, 2005, Auxilium had $64.6 million in cash, cash equivalents and short-term investments compared to $67.6 million at June 30, 2005.

Year-to-Date September 30, 2005 Financial Detail

Net revenues for the nine months ended September 30, 2005 were $29.9 million, an increase of 54% over the comparable period of 2004. Included in net revenues for the quarter is $0.4 million of revenues related to Auxilium’s 2004 agreement with Ipsen Farmaceutica B.V., which relates to up-front and milestone payments that were previously classified as “deferred revenue, long term”.

For the nine months ended September 30, 2005, Auxilium reported a net loss applicable to common stockholders of $(27.2) million, compared to a net loss applicable to common stockholders of $(22.2) million for the comparable period in 2004. The basic and diluted net loss per common share was $(1.16) in the nine months ended September 30, 2005, compared to $(3.95) in the first nine months of 2004. Pro forma basic and diluted net loss per common share was $(1.33) for the nine months ended September 30, 2004. This pro forma amount assumes conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

Gross margin on net sales was 69.0% for the nine months ended September 30, 2005 compared to 70.3% for the nine months ended September 30, 2004. Gross margin for the nine months ended September 30, 2004 would have been 68.3% for the nine months ended September 30, 2004, if a key raw material had not been written-off in 2002 as a research and development expense.

Research & development costs for the nine months ended September 30, 2005 were $17.9 million, compared to $12.1 million in the comparable year-ago period. The increase in research & development costs primarily reflect manufacturing scale-up and development work for AA4500 and the licensed transmucosal film technology plus increased costs associated with Testim phase IV studies, which were partially offset by lower costs for milestones and technology licenses.

Selling, General & Administrative expenses totaled $30.4 million for the nine months ended September 30, 2005, compared to $22.8 million for the year-ago period. The increase in Selling, General & Administrative expenses versus the comparable period in 2004 was primarily due to increases in selling and marketing expenses as a result of expanding the Company’s sales and marketing teams compared to the 2004 period and higher marketing costs associated with the Oscient co-promotion agreement. General & Administrative costs also increased primarily as a result of moving to its new headquarters, severance and recruiting costs and the costs of the previously disclosed internal investigation.

Other income (expense), net totaled $(0.5) million for the nine months ended September 30, 2005. As discussed above in the third quarter financial detail, the Company expensed $0.2 million for the change in fair value of the financing related liability. The remaining $0.3 million of expense relates to a portion of the $1.4 million in placement agent fees and transaction costs associated with the June 28, 2005 private placement which were allocated to the value of the warrants. There was no comparable expense for the nine months ended September 30, 2004.

Third Quarter 2005 Conference Call

Auxilium will hold a conference call to discuss third quarter 2005 results today, November 8, at 10:00 a.m. ET. The conference call will be simultaneously web cast on the Company’s web site and archived for future review.

You may access the conference call as follows:

Dial-in (U.S.):	800-665-0430
Dial-in (International):	913-312-1300
Web cast:	http://www.auxilium.com

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a current focus on urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 120 person sales and marketing team. Auxilium is developing two products in Phase II, one for treatment of Peyronie’s Disease and Dupuytren’s Disease, and the second for testosterone replacement using its licensed transmucosal film delivery system. Auxilium has a product in Phase I of development for the treatment of overactive bladder using its licensed transmucosal film delivery system. Auxilium is evaluating formulations for pain product candidates using its licensed transmucosal film delivery system, products for androgen replacement and other products for urologic and sexual health. For additional information, visit www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the development of Testim; products in development for treatment of Peyronie’s and Dupuytren’s Diseases; products in development for testosterone replacement, overactive bladder and pain using a transmucosal film delivery system, as well as other products for urology and sexual health; future Testim prescription, sales and market growth and factors that may drive such growth; future growth of the gel segment of the testosterone replacement market; patient and physician acceptance of the benefits of Testim; the effect the contract extension with DPT will have on the supply of Testim for the next five years and the qualification of a back-up supply site for the production of Testim, the process development, scale up and manufacture of AA4500 by Cobra; the requirements of the FDA for, and the commencement of, the Phase III trial for the Company’s testosterone replacement transmucosal film product candidate; and the interpretation of clinical results. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues	$11,230	$7,157	$29,866	$19,410

Operating expenses:
Cost of goods sold	3,279	1,979	9,256	5,764
Research and development	4,524	4,899	17,851	12,083
Selling, general, and administrative	10,714	7,831	30,427	22,783

	18,517	14,709	57,534	40,630

Loss from operations	(7,287)	(7,552)	(27,668)	(21,220)
Interest income (expense), net	467	81	923	(381)
Other income (expense), net	(248)	—	(464)	—

Net loss	(7,068)	(7,471)	(27,209)	(21,601)
Accretion of redeemable convertible preferred stock	—	(57)	—	(395)
Deemed dividends to warrant holders	—	—	—	(173)

Net loss applicable to common stockholders	$(7,068)	$(7,528)	$(27,209)	$(22,169)

Basic and diluted net loss per common share	$(0.24)	$(0.51)	$(1.16)	$(3.95)

Weighted average common shares outstanding	29,066,266	14,856,088	23,492,339	5,609,911

	September 30, 2005	December 31, 2004
	(In thousands)
	(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$36,733	$32,707
Short term investments	27,900	14,100
Working capital	56,265	42,028
Total assets	80,928	61,040
Other long-term liabilities	10,736	8,823
Financing-related liability	6,409	—
Total stockholders’ equity	43,471	36,244

AUXILIUM PHARMACEUTICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and

Diluted Net Loss Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(7,471)	$—	$(7,471)
Accretion of redeemable convertible preferred stock	(57)	57	—

Net loss applicable to common stockholders	(7,528)	57	(7,471)

Denominator:
Weighted-average common shares outstanding	14,925,789	4,278,668	19,204,457
Weighted-average unvested common shares subject to repurchase	(69,701)	—	(69,701)

Shares used in calculating net loss applicable to common stockholders per share	14,856,088	4,278,668	19,134,756

Basic and diluted net loss per common share	$(0.51)	$0.12	$(0.39)

	Nine Months Ended September 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(21,601)	$—	$(21,601)
Accretion of redeemable convertible preferred stock	(395)	395	—
Deemed dividends to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(22,169)	395	(21,774)

Denominator:
Weighted-average common shares outstanding	5,635,034	10,774,749	16,409,783
Weighted-average unvested common shares subject to repurchase	(25,123)	—	(25,123)

Shares used in calculating net loss applicable to common stockholders per share	5,609,911	10,774,749	16,384,660

Basic and diluted net loss per common share	$(3.95)	$2.62	$(1.33)